Exhibit 10.28

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

BUMBLE INC.

2021 OMNIBUS INCENTIVE PLAN

(Replacement Award for Incentive Units (Non-U.S. Holders))

Bumble Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below in full satisfaction and replacement of Incentive Units in Buzz Management Aggregator L.P. (“Bumble Aggregator”) previously granted to the Participant (as defined below) pursuant to an Incentive Unit Award Agreement (the “Incentive Unit Award Agreement”). The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	[Insert Participant Name]

Date of Grant:	[Insert S-8 Effective Date]

Vesting Reference Date:	[Insert Date]

Number of Restricted Stock Units:	[Total Insert No. of RSUs Granted]

Number of Time-Based Restricted Stock Units:	[Number of Time-Based RSUs] (the “Time-Based RSUs”)

Number of Performance-Based Restricted Stock Units:	[Number of Performance-Based RSUs] (the “Performance-Based RSUs”)

Vesting Schedule:	Time-Based RSUs

Provided that the Participant has not undergone a Termination at the time of each applicable vesting date, the Time-Based RSUs shall become vested, or became vested, as applicable, in equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the Vesting Reference Date.

Notwithstanding the foregoing, if the Participant’s employment or service, as applicable, is terminated without Cause by the Company or its then-Affiliates in the two-year period following a Change in Control, then all then-outstanding Time-Based RSUs (or substitute equity or consideration of purchaser or its Affiliates, as applicable) shall vest upon the Participant’s Termination.

Performance-Based RSUs

The Performance-Based RSUs shall become vested at such time, prior to a Termination, that The Blackstone Group Inc. and its Affiliates (“Sponsor”) shall have received cash proceeds

(excluding tax distributions (as defined in the organizational documents of Buzz Holdings L.P. (“Bumble Holdings”)) to Sponsor up to Sponsor’s pro rata share of Bumble Holdings’ net taxable income multiplied by a 30% combined U.S. federal and state tax rate) in respect of Sponsor’s investment in Class A Units of Bumble Holdings, Common Units of Bumble Holdings and the shares of Common Stock held from time to time by Sponsor in an amount necessary to ensure both (x) a specified return on Sponsor’s cumulative invested capital in the Company and Bumble Holdings (the “MOIC Hurdle”) and (y) a specified annual internal rate of return on Sponsor’s cumulative invested capital in the Company and Bumble Holdings (the “IRR Hurdle”), as follows:

Portion of Performance-Based RSUs	MOIC Hurdle	IRR Hurdle
33.3%	2.5x MOIC	17.5% IRR
33.3%	3.0x MOIC	17.5% IRR
33.4%	3.5x MOIC	17.5% IRR

For purposes of determining whether the applicable MOIC Hurdle and/or IRR Hurdle has been satisfied, as applicable:

• MOIC calculations shall exclude any amount invested by Sponsor for the purpose of reducing MOIC (and not for any bona fide business purpose) and any returns thereon; and

•  For purposes of calculating MOIC and IRR, any portion of Sponsor’s investment that is transferred pursuant to a Post-Closing Syndication (as defined in Bumble Holdings’ organizational documents) shall not be treated as invested capital (i.e., any portion of such investment will be treated as never having been invested by Sponsor and the investment and any associated return shall be disregarded).

Upon the occurrence of a Change in Control, the Performance-Based RSUs that would not become vested upon the occurrence of such Change in Control shall be forfeited immediately prior to the occurrence of such Change in Control.

Settlement:	Any Restricted Stock Units that are or become vested pursuant to the Vesting Schedule set forth above shall be settled in accordance with Section 3 of the Restricted Stock Unit Agreement.

*        *        *

THE UNDERSIGNED PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN.

BUMBLE INC.	PARTICIPANT[1]

By:
Title:

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute the Participant’s signature hereof.

RESTRICTED STOCK UNIT AGREEMENT

UNDER THE

BUMBLE INC.

2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Units Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement (this “Restricted Stock Unit Agreement”) and the Bumble Inc. 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), Bumble Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1. Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing the right to receive one share of Common Stock upon the vesting of such Restricted Stock Unit). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.

2. Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest and the restrictions on such Restricted Stock Units shall lapse as provided in the Grant Notice. With respect to any Restricted Stock Unit, the period of time that such Restricted Stock Unit remains subject to vesting shall be its Restricted Period.

3. Settlement of Restricted Stock Units. Subject to the proviso to Section 9(d)(ii) of the Plan, within 45 days following the later to occur of (i) the date on which the Restricted Period lapses with respect to a Restricted Stock Unit and (ii) the date that is 180 days following the completion of the initial public offering of the Common Stock, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit.

4. Treatment of Restricted Stock Units Upon Termination or Restrictive Covenant Violation.

(a) Unless otherwise determined by the Committee, in the event of the Participant’s Termination for any reason:

(i) all vesting with respect to the Restricted Stock Units shall cease (after taking into account vesting of Restricted Stock Units as set forth in the Grant Notice); and

(ii) the unvested Restricted Stock Units shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

(b) Upon (i) a Restrictive Covenant Violation (as defined below); (ii) a Termination by the Company for Cause; or (iii) a Termination as a result of a voluntary resignation by the Participant when grounds for Cause exist, in each case, unvested Restricted Stock Units and all vested Restricted Stock Units that have not been settled in shares of Common Stock pursuant to Section 3 of this Restricted Stock Unit Agreement shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

5. Company; Participant.

(a) The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Board, the Company and its Subsidiaries.

(b) Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

6. Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 13(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.

7. Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.

8. Dividend Equivalents. The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock), which shall accrue in cash without interest and shall be delivered in cash. Accumulated dividend equivalents shall be payable at such time as the underlying Restricted Stock Units to which such dividend equivalents relate are settled in accordance with Section 3 above. For the avoidance of doubt, dividend equivalents accrued in respect of Restricted Stock Units shall only be paid to the extent the underlying Restricted Stock Unit vests and is settled, and to the extent that any Restricted Stock Units are forfeited and not vested and settled, the Participant shall have no right to such dividend equivalent payments.

9. Tax Withholding. The provisions of Section 13(d) of the Plan are incorporated herein by reference and made a part hereof. In addition, the Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment, national insurance and/or other applicable taxes payable by the Participant with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions).

10. Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Corporate Secretary, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.

11. No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.

12. Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13. Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly reaffirms and agrees, in consideration of the receipt of Restricted Stock Units hereunder, in the Participant’s capacity an equity award holder of the Company and its Affiliates, the restrictive covenants set forth as Appendix A to the Incentive Unit Award Agreement (as amended by that certain supplemental memorandum, dated as of July 2020, the “Restrictive Covenants” and such Appendix A, the “Restrictive Covenant Appendix”), with such changes to conform the Restrictive Covenants to reflect the initial public offering, including, but not limited to, the definitions of “Company Group” and “Competing Business” referenced therein. The Participant acknowledges and agrees that the remedies of the Company and its Affiliates at law for a breach or threatened breach of the Restrictive Covenants would be inadequate, and the Company and its Affiliates may suffer irreparable damages as a result of such breach or threatened breach by the Participant, regardless of whether the Participant then holds the Restricted Stock Units. In recognition of this fact, the Participant agrees that, in addition to any remedies at law, (a) in the event of such a breach or threatened breach, the Company shall be entitled to cease making any payments or providing any payments or providing any benefit otherwise required by this Restricted Stock Unit Agreement and (b) in the event of such a breach, the Company and its Affiliates, without posting bond, shall be entitled to obtain equitable relief (to the extent ordered by a court of competent jurisdiction) in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, the Restrictive Covenants contained in this Restricted Stock Unit Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates. For purposes of this Agreement, “Restrictive Covenant Violation” means the Participant’s breach of any of the Restrictive Covenants or any similar provision applicable to the Participant.

14. Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver

15. Clawback/Forfeiture. In the event of (a) a Restrictive Covenant Violation of any restrictive covenant contained in (i) Section 1 of the Restrictive Covenant Appendix occurs or (ii) Section 2 or Section 3 of the Restrictive Covenant Appendix occurs within two years following Termination occurs, (b) a Termination by the Company for Cause, or (iii) if the Company discovers within 12 months after a Termination that grounds for a Termination for Cause existed at the time of such Termination, in each case, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days after the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant received upon the sale or other disposition of, or distributions in respect of, (x) prior to the Date of Grant, the Incentive Units and (y) the Restricted Stock Units issued hereunder (including any shares of Common Stock issued in settlement of any such Restricted Stock Units). Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or Termination for, Cause.

16. Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.

17. Section 409A of the Code. To the extent that the Participant is subject to U.S. taxation, this Restricted Stock Unit Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder, and shall be interpreted consistent with such intent. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, and is subject to U.S. federal income tax, no payments in respect of any Restricted Stock Unit that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) will be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Restricted Stock Unit Agreement, and the Company will not be liable to any Participant for any payment made under the Plan or this Restricted Stock Unit Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Restricted Stock Unit Agreement as an amount includible in gross income under Section 409A of the Code.

18. Exhibit for Non U.S. Participants. If the Participant is residing and/or working outside of the United States, the Restricted Stock Units shall be subject to any special provisions set forth in Exhibit A to this Restricted Stock Unit Agreement. If the Participant becomes based outside the United States while holding any Restricted Stock Units, the special provisions set forth in Exhibit A shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included on Exhibit A, the special provisions set forth in Exhibit A for such country shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Restricted Stock Unit Agreement.

19. Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement, the Plan shall govern and control

20. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

22. Acknowledgement; Entire Agreement. The Participant agrees and acknowledges that this Restricted Stock Unit Agreement and the Grant Notice, together with any other equity-based awards that the Participant may receive in connection with the initial public offering of the Common Stock, are in replacement and full satisfaction of, and supersede in all respects, the Incentive Units of Bumble Aggregator (as defined in the Grant Notice) granted to the Participant pursuant to the Incentive Unit Award Agreement and the Incentive Unit Award Agreement (except as relates to the Restrictive Covenants and expressly set forth in this Restricted Unit Award Agreement). This Restricted Stock Unit Agreement, the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter; provided, that if the Company or any of its Subsidiaries or Affiliates from time to time is or becomes a beneficiary under one or more other confidentiality, nondisclosure, non-competition, non-solicitation, intellectual property or non-disparagement provisions applicable to the Participant under a written agreement, policy and/or plan, such other agreement(s), policy(ies) or plan(s) shall remain in full force and effect and continue in addition to this Agreement.

Exhibit A

Country-Specific Provisions